Exhibit 4.2

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Veracyte, Inc. (the “Company,” “we,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.
The following description summarizes certain terms of our capital stock and certain provisions of our restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and our amended and restated bylaws, copies of which are filed with the Securities and Exchange Commission, and to the provisions of applicable Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 125,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive, when and if declared by our board of directors, dividends out of our assets legally available at the times and in the amounts that our board of directors may determine from time to time, payable in cash, property or shares of our capital stock.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. We do not provide for cumulative voting in the election of directors.
Our restated certificate of incorporation provides that directors shall be and are divided into the following classes: the 2024 Class, the 2025 Class and the 2026 Class (each as defined below); provided that such division shall terminate at our 2026 annual meeting of stockholders. Each director serving in the class elected at our 2021 annual meeting of stockholders served for a three-year term that expired at our 2024 annual meeting of stockholders (the “2024 Class”), each director serving in the class elected at our 2022 annual meeting of stockholders served for a three-year term that expired at our 2025 annual meeting of stockholders (the “2025 Class”), and each director serving in the class elected at our 2023 annual meeting of stockholders shall serve for a three-year term expiring at our 2026 annual meeting of stockholders (the “2026 Class”). Commencing with our 2026 annual meeting of stockholders, all directors shall be elected for a term of one year, expiring at our next succeeding annual meeting of stockholders.

No Preemptive or Similar Rights

Holders of common stock have no preemptive rights and our common stock is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the holders of common stock are entitled, unless otherwise provided by law or the restated certificate of incorporation, to share ratably in all assets remaining after payment in full of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, without further action by our stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each series and fix the powers, preferences and rights of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company, which could depress the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and our Amended and Restated Bylaws
Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors.

Restated Certificate of Incorporation and Amended and Restated Bylaws
Our restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock.
•Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders.
•Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, our chairman of the board, or our chief executive officer.
•Our amended and restated bylaws provide advance notice procedures for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;
•Our restated certificate of incorporation provides that directors shall be and are divided into the following classes: the 2024 Class, the 2025 Class and the 2026 Class; provided that such division shall terminate at our 2026 annual meeting of stockholders. See “—Common Stock—Voting Rights.”
•Our restated certificate of incorporation provides that our directors serving in a class of directors for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause.
•Our restated certificate of incorporation and amended and restated bylaws provide that vacancies on our board of directors may, except as otherwise required by law, be filled only by a majority of directors then in office, even if less than a quorum;
•Our restated certificate of incorporation provides that no stockholder is permitted to cumulate votes at any election of directors.
•Our restated certificate of incorporation and amended and restated bylaws require the vote of the holders of at least sixty-six and two-thirds percent of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend certain of the above-mentioned provisions.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

•before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•on or after the date the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge or other disposition of 10% or more of the corporation’s assets or stock involving the interested stockholder;
•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our restated certificate of incorporation provides that, that unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, any action asserting a claim against us arising pursuant to any provisions of the Delaware General Corporation Law, or any action asserting a claim against us that is governed by the internal affairs doctrine.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. This exclusive forum provision will not apply to claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction.

In addition, our amended and restated bylaws provide, that unless we consent in writing to the selection of an alternate forum, the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Nothing in our restated certificate of incorporation or amended and restated bylaws precludes stockholders from asserting claims to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing
Our common stock is traded on The Nasdaq Global Market under the symbol "VCYT".